Exhibit 99.1

News Release
Pentair Reports Strong Third Quarter 2024 Results
•Sales of $993 million
•Operating income of $180 million with ROS of 18.1 percent, an increase of 20 basis points compared to the prior year period; on an adjusted basis, ROS expanded 310 basis points to 24.1 percent
•GAAP EPS increased 6 percent to $0.84 when compared to the prior year period and adjusted EPS rose 16 percent to $1.09
•Net cash provided by operating activities of continuing operations was $249 million, an increase of $86 million compared to the same period last year, and free cash flow provided by continuing operations for the quarter was $234 million, an increase of $90 million compared to the same period last year.
•The company updates its full year 2024 GAAP EPS guidance to approximately $3.70 and increases EPS guidance on an adjusted basis to approximately $4.27
Reconciliations of GAAP to Non-GAAP measures are in the attached financial tables.
LONDON, United Kingdom — October 22, 2024 — Pentair plc (NYSE: PNR), a leader in helping the world sustainably move, improve and enjoy water, life’s most essential resource, today announced third quarter 2024 sales of $993 million. Sales were down 2 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales declined 1 percent in the third quarter. Third quarter 2024 earnings per diluted share from continuing operations (“EPS”) were $0.84 compared to $0.79 in the third quarter of 2023, a 6 percent increase. On an adjusted basis, the company reported third quarter 2024 EPS of $1.09 compared to $0.94 in the third quarter of 2023 reflecting a 16 percent increase. Adjusted operating income, reportable segment income, adjusted net income, free cash flow and adjusted EPS are described in the attached schedules.
John L. Stauch, Pentair’s President and Chief Executive Officer commented, “Our relentless dedication to strong execution, Transformation, and delivering value to our customers has driven yet another quarter of significant free cash flow and outstanding results, surpassing our expectations. Our balanced approach across our water portfolio continues to validate the effectiveness of our strategy. We have made substantial progress on 80/20 with the completion of training on a majority of our total revenue. As a result, we are now implementing actions to drive more focused and profitable growth. Our disciplined and balanced capital allocation strategy included strengthening our balance sheet, continuing our share repurchase program, and paying a dividend. We are proud of our dividend aristocrat status with 48 consecutive years of increased dividends. I want to thank our employees for their unwavering commitment to delivering exceptional value to our customers and shareholders. We also want to express our heartfelt sympathies to those impacted by the recent hurricanes.”
Third quarter 2024 operating income was $180 million, flat compared to operating income for the third quarter of 2023, and return on sales (“ROS”) was 18.1 percent, an increase of 20 basis points when compared to the third quarter of 2023. On an adjusted basis, the company had adjusted operating income of $239 million for the third quarter of 2024, up 13 percent compared to adjusted operating income for the third quarter of 2023, and ROS was 24.1 percent, an increase of 310 basis points when compared to the third quarter of 2023.
Flow sales were down 7 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales declined 7 percent in the third quarter. Reportable segment income of $83 million was up 7 percent compared to the third quarter of 2023, and ROS was 22.2 percent, an increase of 280 basis points when compared to the third quarter of 2023.
Water Solutions sales were down 3 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales declined 3 percent in the third quarter. Reportable segment income of $64 million was down 6 percent compared to the third quarter of 2023, and ROS was 22.2 percent, a decrease of 80 basis points when compared to the third quarter of 2023.
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Pool sales were up 7 percent compared to sales for the same period last year. Excluding currency translation, acquisitions and divestitures, core sales grew 8 percent in the third quarter. Reportable segment income of $113 million was up 24 percent compared to the third quarter of 2023, and ROS was 34.0 percent, an increase of 470 basis points when compared to the third quarter of 2023.
Net cash provided by operating activities of continuing operations was $249 million for the quarter compared to $162 million in the third quarter of 2023. Free cash flow provided by continuing operations for the quarter was $234 million compared to $143 million in the third quarter of 2023.
Pentair paid a regular cash dividend of $0.23 per share in the third quarter of 2024. Pentair previously announced on September 23, 2024 that it will pay a regular quarterly cash dividend of $0.23 per share on November 1, 2024 to shareholders of record at the close of business on October 18, 2024. This year marks the 48th consecutive year that Pentair has increased its dividend.
During the third quarter, the company repurchased 0.6 million of ordinary shares for $50 million. As of September 30, 2024, we had $500 million available for share repurchases under our share repurchase authorization.

OUTLOOK
Mr. Stauch concluded, “We are introducing fourth quarter guidance and increasing our full year adjusted earnings guidance driven by strong execution. While we continue to monitor the macroeconomic landscape, we remain confident in our Transformation initiatives and 80/20 and expect them to continue to drive strategic decisions and operational efficiencies across our balanced water portfolio. With a strong balance sheet and significant free cash flow generation, we remain focused on investing in the long-term growth of Pentair and confident in our resilient strategy and capital allocation priorities to drive long-term value creation. As a leader in helping the world sustainably move, improve and enjoy water, life’s most essential resource, we believe we are well positioned to capture opportunities from favorable secular trends such as water availability, increased awareness of water challenges, aging commercial, public and municipal infrastructure, outdoor healthy living and favorable housing migration.”
The company updates its estimated 2024 GAAP EPS from continuing operations to approximately $3.70 and increases estimated EPS on an adjusted basis to approximately $4.27, up approximately 14 percent compared to 2023. The Company maintains its full year 2024 sales of roughly flat to down 1 percent, or $4,075 million to $4,085 million, on a reported basis.
In addition, the company introduces fourth quarter 2024 GAAP EPS from continuing operations guidance of approximately $0.95 and on an adjusted EPS basis of approximately $1.02, up approximately 17 percent compared to the prior year period. The company expects fourth quarter sales to be approximately $965 million to $975 million, down 1 percent to 2 percent on a reported basis compared to the fourth quarter of 2023.

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EARNINGS CONFERENCE CALL
Pentair President and Chief Executive Officer John L. Stauch and Chief Financial Officer Robert P. Fishman will discuss the company’s third quarter 2024 results on a conference call with investors at 9:00 a.m. Eastern today. A live audio webcast of the call, along with the related presentation, can be accessed in the Investor Relations section of the Company’s website, www.pentair.com, shortly before the call begins.
Reconciliations of non-GAAP financial measures are set forth in the attachments to this release and in the presentations, each of which can be found on Pentair’s website. The webcast and presentations will be archived at the Company’s website following the conclusion of the event.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “could,” “positioned,” “strategy,” or “future” or words, phrases, or terms of similar substance or the negative thereof are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the overall global economic and business conditions impacting our business, including the strength of housing and related markets and conditions relating to international hostilities; supply, demand, logistics, competition and pricing pressures related to and in the markets we serve; the ability to achieve the benefits of our restructuring plans, cost reduction initiatives and Transformation Program; the impact of raw material, logistics and labor costs and other inflation; volatility in currency exchange rates and interest rates; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; risks associated with operating foreign businesses; the impact of seasonality of sales and weather conditions; our ability to comply with laws and regulations; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits or impact trade agreements and tariffs; the outcome of litigation and governmental proceedings; and the ability to achieve our long-term strategic operating and environmental, social and governance (“ESG”) goals and targets. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2023. All forward-looking statements, including all financial forecasts, speak only as of the date of this release. Pentair assumes no obligation, and disclaims any obligation, to update the information contained in this release.

ABOUT PENTAIR PLC
At Pentair, we help the world sustainably move, improve and enjoy water, life’s most essential resource. From our residential and commercial water solutions, to industrial water management and everything in between, Pentair is a core large cap value equity stock focused on smart, sustainable water solutions that help our planet and people thrive.
Pentair had revenue in 2023 of approximately $4.1 billion, and trades under the ticker symbol PNR. With approximately 10,500 global employees serving customers in more than 150 countries, we work to help improve lives and the environment around the world. To learn more, visit www.pentair.com.

PENTAIR CONTACTS

Shelly Hubbard	Rebecca Osborn
Vice President, Investor Relations	Sr. Director, External Communications
Direct: 612-812-0148	Direct: 763-656-5589
Email: shelly.hubbard@pentair.com	Email: rebecca.osborn@pentair.com
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Pentair plc and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended		Nine months ended
In millions, except per-share data	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net sales	$993.4	$1,008.8	$3,109.9	$3,119.9
Cost of goods sold	600.2	637.0	1,888.7	1,966.8
Gross profit	393.2	371.8	1,221.2	1,153.1
% of net sales	39.6%	36.9%	39.3%	37.0%
Selling, general and administrative expenses	190.4	166.2	540.7	504.6
% of net sales	19.2%	16.5%	17.4%	16.2%
Research and development expenses	22.9	25.5	71.8	76.3
% of net sales	2.3%	2.5%	2.3%	2.4%
Operating income	179.9	180.1	608.7	572.2
% of net sales	18.1%	17.9%	19.6%	18.3%
Other expense (income)
Other (income) expense	(0.1)	(0.3)	0.8	(4.4)
Net interest expense	19.8	27.5	73.4	91.7
% of net sales	2.0%	2.7%	2.4%	2.9%
Income from continuing operations before income taxes	160.2	152.9	534.5	484.9
Provision for income taxes	20.6	20.8	75.3	70.1
Effective tax rate	12.9%	13.6%	14.1%	14.5%
Net income from continuing operations	139.6	132.1	459.2	414.8
Loss from discontinued operations, net of tax	—	—	(0.2)	(0.1)
Net income	$139.6	$132.1	$459.0	$414.7
Earnings per ordinary share
Basic
Continuing operations	$0.84	$0.80	$2.77	$2.51
Discontinued operations	—	—	—	—
Basic earnings per ordinary share	$0.84	$0.80	$2.77	$2.51
Diluted
Continuing operations	$0.84	$0.79	$2.75	$2.50
Discontinued operations	—	—	—	—
Diluted earnings per ordinary share	$0.84	$0.79	$2.75	$2.50
Weighted average ordinary shares outstanding
Basic	165.6	165.2	165.7	165.0
Diluted	167.0	166.6	167.2	166.2
Cash dividends paid per ordinary share	$0.23	$0.22	$0.69	$0.66
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Pentair plc and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	September 30, 2024	December 31, 2023
In millions
Assets
Current assets
Cash and cash equivalents	$218.1	$170.3
Accounts receivable, net	497.1	561.7
Inventories	645.9	677.7
Other current assets	128.0	159.3
Total current assets	1,489.1	1,569.0
Property, plant and equipment, net	358.5	362.0
Other assets
Goodwill	3,280.8	3,274.6
Intangibles, net	1,002.8	1,042.4
Other non-current assets	341.4	315.3
Total other assets	4,625.0	4,632.3
Total assets	$6,472.6	$6,563.3
Liabilities and Equity
Current liabilities
Accounts payable	$286.4	$278.9
Employee compensation and benefits	116.7	125.4
Other current liabilities	525.7	545.3
Total current liabilities	928.8	949.6
Other liabilities
Long-term debt	1,628.4	1,988.3
Pension and other post-retirement compensation and benefits	70.9	73.6
Deferred tax liabilities	40.3	40.0
Other non-current liabilities	305.4	294.7
Total liabilities	2,973.8	3,346.2
Equity	3,498.8	3,217.1
Total liabilities and equity	$6,472.6	$6,563.3
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Pentair plc and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine months ended
In millions	September 30, 2024	September 30, 2023
Operating activities
Net income	$459.0	$414.7
Loss from discontinued operations, net of tax	0.2	0.1
Adjustments to reconcile net income from continuing operations to net cash provided by (used for) operating activities
Equity income of unconsolidated subsidiaries	(1.7)	(2.1)
Depreciation	45.3	44.3
Amortization	40.4	41.5
Deferred income taxes	3.6	(45.0)
Share-based compensation	26.3	21.3
Asset impairment and write-offs	9.3	6.2
Gain on sale of assets	—	(3.4)
Changes in assets and liabilities, net of effects of business acquisitions
Accounts receivable	66.2	23.9
Inventories	30.1	67.8
Other current assets	5.0	(14.7)
Accounts payable	7.3	(63.8)
Employee compensation and benefits	(8.0)	11.7
Other current liabilities	(19.7)	(0.2)
Other non-current assets and liabilities	17.1	—
Net cash provided by operating activities of continuing operations	680.4	502.3
Net cash used for operating activities of discontinued operations	(0.2)	(1.6)
Net cash provided by operating activities	680.2	500.7
Investing activities
Capital expenditures	(51.7)	(54.8)
Proceeds from sale of property and equipment	0.4	5.4
Payments upon the settlement of net investment hedges	(16.4)	—
Acquisitions, net of cash acquired	—	(0.6)
Other	(0.5)	4.1
Net cash used for investing activities	(68.2)	(45.9)
Financing activities
Net repayments of revolving long-term debt	—	(320.0)
Repayments of long-term debt	(362.5)	(6.3)
Shares issued to employees, net of shares withheld	16.8	9.0
Repurchases of ordinary shares	(100.0)	—
Dividends paid	(114.3)	(108.9)
Net cash used for financing activities	(560.0)	(426.2)
Effect of exchange rate changes on cash and cash equivalents	(4.2)	(0.5)
Change in cash and cash equivalents	47.8	28.1
Cash and cash equivalents, beginning of period	170.3	108.9
Cash and cash equivalents, end of period	$218.1	$137.0

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Pentair plc and Subsidiaries
Reconciliation of the GAAP Operating Activities Cash Flow to the Non-GAAP Free Cash Flow (Unaudited)

	Three months ended	Three months ended	Three months ended	Nine months ended
In millions	March 31, 2024	June 30, 2024	September 30, 2024	September 30, 2024
Net cash (used for) provided by operating activities of continuing operations	$(107.4)	$539.2	$248.6	$680.4
Capital expenditures	(19.3)	(17.0)	(15.4)	(51.7)
Proceeds from sale of property and equipment	—	—	0.4	0.4
Free cash flow from continuing operations	(126.7)	522.2	233.6	629.1
Net cash used for operating activities of discontinued operations	(0.2)	—	—	(0.2)
Free cash flow	$(126.9)	$522.2	$233.6	$628.9

	Three months ended	Three months ended	Three months ended	Nine months ended
In millions	March 31, 2023	June 30, 2023	September 30, 2023	September 30, 2023
Net cash (used for) provided by operating activities of continuing operations	$(106.6)	$446.7	$162.2	$502.3
Capital expenditures	(16.6)	(18.8)	(19.4)	(54.8)
Proceeds from sale of property and equipment	0.2	4.8	0.4	5.4
Free cash flow from continuing operations	(123.0)	432.7	143.2	452.9
Net cash used for operating activities of discontinued operations	—	(1.6)	—	(1.6)
Free cash flow	$(123.0)	$431.1	$143.2	$451.3
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Pentair plc and Subsidiaries
Supplemental Financial Information by Reportable Segment (Unaudited)

	2024				2023
In millions	First Quarter	Second Quarter	Third Quarter	Nine Months	First Quarter	Second Quarter	Third Quarter	Nine Months
Net sales
Flow	$384.3	$396.8	$372.2	$1,153.3	$391.8	$411.6	$400.2	$1,203.6
Water Solutions	273.1	310.5	289.5	873.1	272.0	336.2	299.4	907.6
Pool	359.5	391.5	331.4	1,082.4	364.3	334.3	308.8	1,007.4
Reportable segment net sales	1,016.9	1,098.8	993.1	3,108.8	1,028.1	1,082.1	1,008.4	3,118.6
Corporate and other	0.3	0.5	0.3	1.1	0.5	0.4	0.4	1.3
Net sales	$1,017.2	$1,099.3	$993.4	$3,109.9	$1,028.6	$1,082.5	$1,008.8	$3,119.9
Reportable segment income (loss)
Flow	$77.3	$84.4	$82.8	$244.5	$65.0	$74.8	$77.5	$217.3
Water Solutions	55.6	72.9	64.4	192.9	52.4	74.8	68.8	196.0
Pool	110.8	133.6	112.7	357.1	116.2	105.1	90.6	311.9
Reportable segment income	243.7	290.9	259.9	794.5	233.6	254.7	236.9	725.2
Corporate and other	(26.4)	(19.5)	(20.7)	(66.6)	(22.6)	(20.5)	(24.8)	(67.9)
Adjusted operating income	$217.3	$271.4	$239.2	$727.9	$211.0	$234.2	$212.1	$657.3
Return on sales
Flow	20.1%	21.3%	22.2%	21.2%	16.6%	18.2%	19.4%	18.1%
Water Solutions	20.4%	23.5%	22.2%	22.1%	19.3%	22.2%	23.0%	21.6%
Pool	30.8%	34.1%	34.0%	33.0%	31.9%	31.4%	29.3%	31.0%
Adjusted return on sales	21.4%	24.7%	24.1%	23.4%	20.5%	21.6%	21.0%	21.1%

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Pentair plc and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures for the Year Ending December 31, 2024
Excluding the Effect of Adjustments (Unaudited)

	Actual			Forecast
In millions, except per-share data	First Quarter	Second Quarter	Third Quarter	Fourth Quarter		Full Year
Net sales	$1,017.2	$1,099.3	$993.4	approx	Down 1% - 2%	approx	Down 1% to flat
Operating income	180.8	248.0	179.9	approx	Up 25%	approx	Up 10%
Return on sales	17.8%	22.6%	18.1%
Adjustments:
Restructuring and other	4.6	5.9	23.4	approx	$—	approx	$34
Transformation costs	17.0	11.8	12.6	approx	—	approx	41
Intangible amortization	13.5	13.4	13.5	approx	14	approx	55
Legal accrual adjustments and settlements	(0.3)	(7.9)	0.7	approx	—	approx	(8)
Asset impairment and write-offs	0.8	—	8.5	approx	—	approx	9
Equity income of unconsolidated subsidiaries	0.9	0.2	0.6	approx	1	approx	3
Adjusted operating income	217.3	271.4	239.2	approx	Up 13%	approx	Up 11%
Adjusted return on sales	21.4%	24.7%	24.1%
Net income from continuing operations—as reported	133.5	186.1	139.6	approx	$158	approx	$617
Other income	—	—	(0.5)	approx	—	approx	(1)
Adjustments to operating income	35.6	23.2	58.7	approx	14	approx	131
Income tax adjustments	(11.3)	(5.4)	(15.4)	approx	(2)	approx	(34)
Net income from continuing operations—as adjusted	$157.8	$203.9	$182.4	approx	$170	approx	$713
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.80	$1.11	$0.84	approx	$0.95	approx	$3.70
Adjustments	0.14	0.11	0.25	approx	0.07	approx	0.57
Diluted earnings per ordinary share—as adjusted	$0.94	$1.22	$1.09	approx	$1.02	approx	$4.27

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Pentair plc and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures for the Year Ended December 31, 2023
Excluding the Effect of Adjustments (Unaudited)

In millions, except per-share data	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net sales	$1,028.6	$1,082.5	$1,008.8	$984.6	$4,104.5
Operating income	183.6	208.5	180.1	167.0	739.2
Return on sales	17.8%	19.3%	17.9%	17.0%	18.0%
Adjustments:
Restructuring and other	2.9	0.6	1.6	(1.7)	3.4
Transformation costs	8.5	6.0	13.5	16.3	44.3
Intangible amortization	13.8	13.9	13.8	13.8	55.3
Legal accrual adjustments and settlements	(1.9)	4.1	—	—	2.2
Asset impairment and write-offs	3.9	0.5	1.8	1.7	7.9
Equity income of unconsolidated subsidiaries	0.2	0.6	1.3	0.7	2.8
Adjusted operating income	211.0	234.2	212.1	197.8	855.1
Adjusted return on sales	20.5%	21.6%	21.0%	20.1%	20.8%
Net income from continuing operations—as reported	128.5	154.2	132.1	208.1	622.9
Pension and other post retirement mark to market loss	—	—	—	6.1	6.1
Other income	—	(5.1)	—	—	(5.1)
Adjustments to operating income	27.2	25.1	30.7	30.1	113.1
Income tax adjustments (1)	(4.6)	(3.1)	(6.6)	(98.5)	(112.8)
Net income from continuing operations—as adjusted	$151.1	$171.1	$156.2	$145.8	$624.2
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.78	$0.93	$0.79	$1.25	$3.75
Adjustments	0.13	0.10	0.15	(0.38)	—
Diluted earnings per ordinary share—as adjusted	$0.91	$1.03	$0.94	$0.87	$3.75
(1) Income tax adjustments in the fourth quarter include $74.3 million resulting from favorable impacts of worthless stock deductions related to exiting certain businesses in our Water Solutions segment and favorable discrete items primarily related to the recognition of deferred tax assets.
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Pentair plc and Subsidiaries
Reconciliation of Net Sales Growth to Core Net Sales Growth by Segment
For the Quarter Ended September 30, 2024 (Unaudited)

	Q3 Net Sales Growth
	Core	Currency	Acq. / Div.	Total
Total Pentair	(1.5)%	0.2%	(0.2)%	(1.5)%
Flow	(7.3)%	0.3%	—%	(7.0)%
Water Solutions	(3.5)%	0.2%	—%	(3.3)%
Pool	8.0%	—%	(0.7)%	7.3%